EXHIBIT 99.1

PrimeEnergy Resources Corporation

Business Wire

40 East 52nd Street, 19th Floor

New York, NY 10022

PrimeEnergy Resources Corporation set to join Russell 3000® Index

June 10, 2019 – PrimeEnergy Resources Corporation is set to join the broad-market Russell 3000® Index at the conclusion of the 2019 Russell indexes annual reconstitution, effective after the US market opens on July 1, according to a preliminary list of additions posted June 7.

Annual Russell indexes reconstitution captures the 4,000 largest US stocks as of May 10, ranking them by total market capitalization. Membership in the US all-cap Russell 3000® Index, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell indexes primarily by objective, market-capitalization rankings and style attributes.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $9 trillion in assets are benchmarked against Russell’s US indexes. Russell indexes are part of FTSE Russell, a leading global index provider.

For more information on the Russell 3000® Index and the Russell indexes reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website.

About PrimeEnergy Resources Corporation:

PrimeEnergy Resources Corporation is an independent oil and gas company actively engaged in acquiring, developing and producing oil and natural gas. The Company’s common stock shares are traded in the NASDAQ stock market under the symbol “PNRG.”

The Company is headquartered in Houston, Texas, with operating offices in Midland, Texas, Oklahoma City, Oklahoma, and Charleston, West Virginia. PrimeEnergy owns leasehold, mineral and royalty interests in producing and non-producing oil and gas properties across the continental United States. The Company operates approximately 1,400 active wells and owns non-operating and royalty interests in over 800 additional wells.

Operations are conducted through the Company’s principal offices in Houston, Texas, and district offices in Oklahoma City, Oklahoma, Midland, Texas, and Charleston, West Virginia, with field offices in Oklahoma, Texas and West Virginia. Through its equipment companies, the Company provides well service support operations, site preparation and construction services for drilling and re-working operations, both in connection with the Company’s activities and providing contract services for third parties.

If you have any questions on this release, please contact Connie Ng at (713) 735-0000 ext 6416.

About FTSE Russell:

FTSE Russell is a global index leader that provides innovative benchmarking, analytics and data solutions for investors worldwide. FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 70 countries, covering 98% of the investable market globally.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $16 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products and index-based derivatives.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on applying the highest industry standards in index design and governance and embraces the IOSCO Principles. FTSE Russell is also focused on index innovation and customer partnerships as it seeks to enhance the breadth, depth and reach of its offering.

FTSE Russell is wholly owned by London Stock Exchange Group.

For more information, visit www.ftserussell.com